Exhibit (g)(iii)
INVESTMENT ADVISORY AGREEMENT
BETWEEN
ALTABA INC.
AND
 MORGAN STANLEY SMITH BARNEY LLC
This Investment Advisory Agreement (the “Agreement”) is made this 24th day of October 2017, by and between Altaba Inc., a Delaware corporation (the “Fund”), and Morgan Stanley Smith Barney LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to a portion of the Fund’s assets on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services to the allocated portion of the Fund’s assets.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.	Duties of the Adviser.
(a)           Retention of Adviser. The Fund hereby appoints the Adviser to act as the investment adviser to, and manage the investment and reinvestment of, a portion of the Fund’s assets as determined by the Board of Directors of the Fund (the “Board”) and allocated to the Adviser, as further described herein (the “Allocated Assets”), for the period and upon the terms herein set forth in accordance with:
(i)	the investment objectives, policies and restrictions of the Allocated Assets in effect from time to time and communicated to the Adviser in writing;
(ii)	such policies, directives, regulatory restrictions and compliance policies as the Board may from time to time establish or issue and communicate to the Adviser in writing; and
(iii)	applicable federal and state laws, rules and regulations, and the Fund’s Certificate of Incorporation (“Certificate”) and bylaws (the “Bylaws”), in each case as may be amended from time to time.
The Fund shall promptly notify the Adviser in writing of any changes to (i) or (ii) above. In no event shall the Adviser be held responsible for failing to comply with changes to any of (i) or (ii) unless it had previously received the written notification in the foregoing sentence.
(b)           Responsibilities of Adviser.  The Adviser will manage the Allocated Assets in accordance with the advisory services it provides through its Institutional Cash Advisory Program. The Fund, in consultation with the Adviser, will set forth –in the Fund’s registration statement and/or in separate written documentation provided to the Adviser – the investment objective and principal investment strategies of the Allocated Assets, including any investment limitations or investment restrictions (the “Investment Strategy”). The Adviser shall convert the Investment Strategy into a rule matrix for internal use by the Adviser. Should any assets held in the Allocated Assets fall outside the Investment Strategy, the Adviser may liquidate such assets in an orderly manner within a commercially reasonable amount of time. The Fund may provide the Adviser with a written waiver of adherence to the Investment Strategy at the discretion of the Board. The Fund will promptly notify the Adviser of any changes to the Investment Strategy and will not make any material changes to the Investment Strategy without prior consultation with the Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the Investment Strategy, the other provisions of this Agreement and the supervision of the Board:
(i)
determine the composition and investment allocation of the Allocated Assets, the nature and timing of the changes therein and the manner of implementing such changes, including the purchase, retention or sale of specific securities and other assets;

(ii)	place orders with respect to, and arrange for, any investment (including executing and delivering all documents relating to the Allocated Assets’ investments);
(iii)	identify and evaluate investments made for the Allocated Assets;
(iv)	execute, monitor and service the Allocated Assets’ investments;
(v)
provide reasonable assistance to the Fund and the custodian (the “Custodian”) or its affiliates in assessing the fair value of securities held in the Allocated Assets for which market quotations are not readily available;

(vi)
provide such information to the Board as the Board deems necessary for the Fund to maintain a current and/or effective private placement memorandum, prospectus and/or registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and the 1940 Act that complies with the requirements of the Securities Act, the 1940 Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under each;

(vii)
report to the Board and provide such information, and make appropriate persons available for the purpose of reviewing with representatives of the Board on a regular basis at reasonable times its activities hereunder, including without limitation, review of the general investment strategies of the Allocated Assets, the performance of the Allocated Assets in relation to standard industry indices, stock market and interest rate considerations and general conditions affecting the marketplace, and the placement and execution of portfolio transactions and provide various other reports and information from time to time as reasonably requested by the Board; and

(viii)
act upon reasonable instructions from the Board with respect to the management of the Allocated Assets which, in the reasonable determination of the Adviser, are not inconsistent with the Adviser’s fiduciary duties under this Agreement.

For the avoidance of doubt, the Adviser shall have no responsibility with respect to any assets of the Fund other than the Allocated Assets. The Fund has no obligation to share any information, and does not expect to share any information, with the Adviser about any assets of the Fund other than the Allocated Assets. The Adviser will have no influence, rights, or control whatsoever, and shall not provide investment advice, with respect to the Fund’s assets other than the Allocated Assets.
(c)           Power and Authority.  To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Fund hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Fund to effectuate its investment decisions for the Allocated Assets, including the execution and delivery of all documents relating to the Allocated Assets’ investments and the placing of orders for other purchase or sale transactions on behalf of the Allocated Assets. The Adviser shall have complete and unlimited discretionary investment and trading authorization to invest and trade the Allocated Assets consistent with the Investment Strategy and is hereby appointed as agent and attorney-in-fact with respect to the same. Pursuant to such authorization, the Adviser may, in its sole discretion and at the risk of the Allocated Assets, but subject to the Investment Strategy, purchase, sell, exchange, convert and otherwise trade the Allocated Assets and arrange for delivery and payment in connection with the above and act on behalf of Allocated Assets in all other matters necessary or incidental to the handling of the Allocated Assets. This power of attorney and trading authorization shall be valid until the termination of this Agreement or until it is earlier terminated by the Fund or the Adviser in writing.  The termination of this authorization will constitute a termination of this Agreement.
(d)           Acceptance of Engagement.  The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.
(e)            Independent Contractor Status.  The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
(f)            Record Retention.  Subject to review by, and the overall control of, the Board, the Adviser shall keep and preserve for the period required by the 1940 Act any books and records relevant to the provision of its investment advisory services to the Allocated Assets and shall specifically maintain, or cause to be maintained, all books and records with respect to the Allocated Assets’ transactions and shall deliver to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, including without limitation Rule 31a-1 and Rule 31a-2 under the 1940 Act, and shall make such records available for inspection by the Board, the Fund’s officers and employees and the Fund’s authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Allocated Assets are the property of the Fund and shall surrender promptly to the Fund any such records upon the Board’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records.
(g)           Trade Confirmations.  In connection with any purchase or sale of securities for the Allocated Assets, the Adviser will arrange for the transmission to the Fund’s custodian (the “Custodian”) on a daily basis such confirmations, trade tickets, and other documents and information, including without limitation CUSIP, Sedol, or other numbers that identify the securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary for the Custodian and its affiliates to perform their custodial, administrative and recordkeeping responsibilities with respect to the Fund.  With respect to securities to be settled through the Custodian, the Adviser will arrange for the prompt transmission of the confirmation of such trades to the Custodian.  The parties acknowledge that the Adviser is not the custodian of the Allocated Assets and will not take possession or custody of such assets.
(h)           Proxies.  The Adviser will vote any proxies received from the Custodian (including without limitation giving or determining to withhold consent to any request to amend a debt security or to waive or not waive a breach of covenant or default with respect to a debt security) with respect to any securities held in the Allocated Assets in a manner the Adviser reasonably believes to be in the best interests of the Fund and shall report such votes to the Board on a quarterly basis. The Fund will instruct the Custodian to send to the Adviser all proxy materials with respect to the Allocated Assets.
2.	Compensation and Expenses.
(a)            Management Fee.  Subject to Section 2(b), the Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee (“Management Fee”) as set forth on Schedule A hereto. The Adviser may agree to waive, in whole or in part, the Management Fee at any time. The Management Fee shall be payable quarterly in arrears, and shall be calculated at an annual rate based on the average daily value of the Allocated Assets (on a gross basis) during the most recently completed calendar quarter.  The Management Fee for any partial quarter shall be appropriately pro-rated.  The Management Fee includes all fees or charges reasonably incurred by the Adviser (including brokerage commissions resulting from transactions effected through the Adviser or its affiliates) on behalf of the Fund in connection with providing services under this Agreement.  The Management Fee does not include the following: (a) charges for services provided by the Adviser, its affiliates or third parties which are outside the scope of this Agreement (e.g., retirement plan administration fees, trustee fees, etc.); (b) any taxes or fees imposed by exchanges or regulatory bodies; and (c) brokerage commissions or other charges resulting from transactions not effected through the Adviser or its affiliates.  Each of these additional charges may be separately charged to the Allocated Assets or reflected in the price paid or received for a given security.  If open- or closed-end registered funds or exchange-traded funds (collectively,

“Portfolio Funds”) are used by the Adviser for investment by the Allocated Assets, any such Portfolio Fund may pay its own separate investment advisory fees and other expenses to its manager or other service provider.  In addition, an open-end mutual fund may charge distribution or servicing fees.  In such cases, these fees or expenses will be in addition to the Management Fee.
(b)           Adviser Personnel.  All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund.
(c)            Expenses.  During the term of this Agreement, the Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder. The Adviser shall, at its sole expense, employ or associate itself with such persons as it reasonably believes will assist it in the execution of its duties under this Agreement, including, without limitation, persons employed or otherwise retained by the Adviser or made available to the Adviser by its members or affiliates. The Fund shall reimburse the Adviser out of the Allocated Assets for documented expenses reasonably incurred by the Adviser at the written request of or on behalf of the Fund. All other costs and expenses in connection with the operations of the Allocated Assets and transactions effected with respect to the Allocated Assets shall be borne by the Allocated Assets.
(d)           Brokerage Selection and Related Fees and Expenses.  The Adviser shall use commercially reasonable efforts to seek to obtain the best execution of all portfolio transactions executed on behalf of the Fund.  Any transactions executed with or through first- or second-tier affiliates of the Fund will comply with Section 17 of the 1940 Act, including without limitation Section 17(a), Section 17(e) and Rule 17e-1 thereunder, and the applicable compliance policies of the Fund and the Adviser.  In evaluating which broker or dealer will provide the best execution, the Adviser will consider the full range and quality of a broker’s or dealer’s services including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness.
In no event will the Adviser or its affiliates be obligated to effect any transaction for the Allocated Assets which they believe would violate any applicable state or federal law, rule or regulation, or of the rules or regulations of any regulatory or self-regulatory body.
3.	Representations, Warranties and Covenants of the Adviser.
The Adviser represents and warrants to, and covenants with, the Fund as follows:
(a)            The Adviser is registered as an investment adviser under the Advisers Act as of the Effective Date and shall maintain such registration so long as this Agreement remains in effect;
(b)            The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;
(c)            The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;
(d)            The Adviser has provided the Board with a complete copy  of its Form ADV, including Part 2A for the Institutional Cash Management Program, and will make available electronically to the Board any updated or amended version of its Form ADV promptly upon making any material changes to the Form ADV (Adviser’s Form ADV Part 2A and 2B are available at www.morganstanley.com/ADV. Adviser’s Form ADV Part 1A is available on the SEC’s website at https://www.adviserinfo.sec.gov/);

(e)            The Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Fund, and will institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics.  The Adviser will follow such Code of Ethics in performing its services under this Agreement.  The Adviser also will certify quarterly to the Fund that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Adviser has done to seek to ensure such compliance in the future.  Annually, the Adviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 206(4)-7 of the Advisers Act, concerning the Code of Ethics and compliance program, respectively, to the Fund.  The Adviser shall notify the Fund promptly of any material violation of the Code of Ethics involving the Fund.  The Adviser will provide such additional information regarding violations of the Code of Ethics affecting the Fund as the Chief Compliance Officer of the Fund may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Fund from such a violation of the Code of Ethics.  Further, the Adviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Adviser and its employees;
(f)             The Adviser will provide the Fund with such information as necessary to ensure solely with respect to information relating to the Adviser: (A) the Fund’s registration statement on Form N-2, to be filed with the SEC, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Fund’s prospectus, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(g)            The Adviser shall comply in all material respects with all applicable provisions of the U.S. federal securities laws, including the 1940 Act and the Advisers Act and other applicable rules and regulations of the SEC and, in addition, will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities. The Adviser shall notify the Board of a change in control of the Adviser within a reasonable time in advance of such change.  The Adviser will also fully cooperate with the Fund in any regulatory investigation, examination, or inspection of the Fund or of the Adviser with respect to the Fund or relating to the provision of services to the Fund under this Agreement;
(h)            The Adviser will exercise its best judgment, use reasonable care and act in good faith and act in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under the Agreement.  The Adviser shall maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates.  When the Adviser makes investment recommendations for the Allocated Assets, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Allocated Assets are customers of the commercial department of its affiliates, except as otherwise required by applicable law, rules, and regulations and firm policies;
(i)             The Adviser has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act and has adopted written policies and procedures reasonably designed to prevent violations of the Advisers Act  The Adviser will timely provide to the Fund an annual certification from the Adviser’s Chief Compliance Officer with respect to the design and operation of the Adviser’s compliance program, in a format reasonably requested by the Fund;
(j)             The Adviser will promptly notify the Fund of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to the Fund pursuant to Section 9(a) of the 1940 Act; and
(k)            The Adviser shall maintain business continuity, disaster recovery and backup capabilities and facilities intended to allow the Adviser to perform its obligations hereunder with minimal disruption or delays.
4.	Representations, Warranties and Covenants of the Fund.
The Fund represents and warrants to, and covenants with, the Adviser as follows:

(a)            The execution, delivery and performance by the Fund of this Agreement are within the Fund’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Fund for the execution, delivery and performance by the Fund of this Agreement, and the execution, delivery and performance by the Fund of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Certificate, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund;
(b)            The Fund shall comply in all material respects with all applicable provisions of Federal Securities Law as defined in Rule 38a-1(e)(1) under the 1940 Act and rules and regulations of the SEC with respect to the services provided to the Fund hereunder and the Fund’s activities under this Agreement, and will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment activities. The Fund shall notify the Adviser of a change in control of the Fund within a reasonable time after such change.  The Fund will also fully cooperate in any regulatory investigation, examination, or inspection of the Fund or the Adviser relating to this Agreement or services provided by the Adviser hereunder.
(c)            The Fund represents and warrants that the Allocated Assets are free from any security interests, liens, or encumbrances exercisable by any third party against such assets that limit the ability of the Adviser to trade the Allocated Assets as contemplated in this Agreement and the Fund shall not grant such a security interest, lien, or encumbrance on any such assets for the benefit of any third party, except after providing prior written notice to the Adviser.  The Fund agrees to notify the Adviser immediately if it learns that any such security interest, lien, or encumbrance is created against any assets managed by the Adviser and the Fund agrees to indemnify and hold the Adviser harmless from any and all expenses, damages, costs, and fees, including reasonable attorneys’ fees and expenses, incurred by the Adviser as a result of any security interest, lien, or encumbrance being created on such assets.
(d)            The Fund represents and warrants that, for the purposes of the Volcker Rule, the Fund is a “registered investment company” and is therefore excluded from the definition of “covered fund” for purposes of Section 10 of the Volcker Rule implementing rules and, accordingly, the limitations on a banking entity’s ability to acquire or retain ownership interests set forth in Section 10 do not apply to the Fund.
(e)            The Fund shall from time to time provide the Adviser with a written list of persons known to be affiliates of the Fund and affiliates of such affiliates to the extent reasonably necessary to ensure compliance with the limitations on affiliated transactions set forth in Section 17 of the 1940 Act.
5.	Survival of Representations and Warranties; Duty to Update Information.
(a)           All representations and warranties made by the Adviser and the Fund pursuant to Sections 3 and 4, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.
(b)            The Adviser shall promptly notify the Board in writing:
(i)
upon receiving notice that a governmental authority, agency or body is investigating or intends to investigate it or any of its directors, officers or employees in connection with the services provided to the Allocated Assets, including any routine examination or proceeding in the ordinary course of business;

(ii)	of any change in the portfolio managers of the Adviser who provide services to the Fund hereunder;
(iii)	of any prospective material change in approach to the Adviser’s management of and recommendations with respect to the Allocated Assets;

(iv)
of any other change in the Adviser’s business activities or circumstances that could reasonably be expected to materially adversely affect the Adviser’s ability to discharge its obligations under this Agreement; and

(v)
of any actual, anticipated, or contemplated change in ownership of the Adviser or its affiliates constituting, or that would reasonably be expected to constitute, an “assignment” of this Agreement for purposes of the 1940 Act.

6.	Other Activities of the Adviser.
Nothing in this Agreement shall prevent the Adviser or any member, manager, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its members, managers, officers, employees or agents from buying, selling, or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting. For the avoidance of doubt, the Adviser, and any of its affiliates, may enter into one or more agreements pursuant to which the Adviser and/or its affiliates and their personnel may be restricted in their investment management activities. The Adviser or any member, manager, officer, employee or other affiliate thereof may allocate their time between advising the Allocated Assets and managing other investment activities and business activities in which they may be involved.
7.	Indemnification.
(a)            The duties of the Adviser shall be confined to those expressly set forth herein. The Adviser shall not be liable for any loss arising out of the Adviser’s activities hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Section 7(a), the term “Adviser” shall include, without limitation, the Adviser’s affiliates and the Adviser’s and its affiliates’ respective partners, shareholders, directors, members, principals, officers, employees and other agents of the Adviser). Under no circumstances will the Adviser be liable for any loss involving Fund assets other than the Allocated Assets.
(b)            The Adviser shall indemnify the Fund, and its affiliates and controlling persons, (including its directors, officers and employees) each of whom shall be deemed a third-party beneficiary hereof, for any damage, liability, cost  and expenses, including reasonable attorneys’ fees, which the Fund or its affiliates and controlling persons may sustain as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.
(c)            The Fund shall indemnify the Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third-party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against any damage, liability, cost and expense, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Adviser’s performance of its obligations under this Agreement, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Delaware or the Certificate; provided, however, that the Adviser shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement. Nothing contained herein shall constitute a waiver by the Fund of any of its legal rights under applicable U.S. federal securities laws or any other laws.
The Fund may make advance payments to an Indemnified Party in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if (i) the Fund receives a written affirmation of such Indemnified Party’s (1) good faith belief that the standard of conduct necessary for indemnification has been met and (2) undertaking to reimburse the Fund unless it is subsequently determined that such Indemnified Party is entitled to such indemnification and (ii) the Board determines that the facts then known to the Board would not preclude indemnification. In addition, at least one of the following conditions must be met: (A)

the Indemnified Party shall provide security for such Indemnified Party’s undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of directors of the Fund who are neither “interested persons” of the Fund (as such term is defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification. All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnified Party is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Fund, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding paragraph. The rights accruing to any Indemnified Party under these provisions shall not exclude any other right to which such Indemnified Party may be lawfully entitled.
8.	Confidentiality.
(a)            Subject to Section 9 of this Agreement, the Adviser and the Fund each acknowledges and agrees that, pursuant to this Agreement, either party may have access to the other party’s confidential and proprietary information and materials concerning or pertaining to the other’s business. Each party will receive and hold such information in the strictest confidence, and acknowledge, represent, and warrant that it will use its best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties or otherwise use, except in accordance with the terms of this Agreement, any information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of their business; provided that such recipients must agree to protect the confidentiality of such information and use such information only for the purposes of performing their obligations under this Agreement; provided, further, however, this covenant shall not apply to information (i) which is in the public domain now or when it becomes in the public domain in the future, other than by reason of a breach of this Agreement, (ii) which has come to either party from a lawful source not bound to maintain the confidentiality of such information, other than from the other party or an affiliate or representative of that party, (iii) information provided by the Adviser to broker-dealers or third parties bound by an agreement of confidentiality for the purposes of bona fide due diligence, or (iv) disclosures which are required by law, regulatory authority, regulation or legal process or made at the request of a banking, financial, securities or similar supervisory or self-regulatory or governmental authority exercising its supervisory, examination or audit functions over the Adviser or any of its affiliates.
(b)           Notwithstanding anything to the contrary herein, each party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.
(c)            The representations and warranties made by the Adviser and the Fund pursuant to this Section 8 shall survive the termination of this Agreement.
9.	Use of Names and Track Record.
(a)            Fund’s Use of Adviser’s Name.  Other than as expressly stated herein, the Fund shall have no right to use the name “Morgan Stanley Smith Barney LLC” or “MSSB” (or any combination or derivation thereof) without the prior written consent of the Adviser.  For so long as the Adviser is serving as an adviser to the Fund, the Fund may use the name of the Adviser, including any short-form of such name, or any combination or derivation thereof, for the purpose of identifying the Adviser as an adviser to the Fund with respect to the Allocated Assets, including without limitation in regulatory filings, on the Fund’s website and in any reports and other information provided to the Fund’s stockholders.  The Fund shall cease to use the name of the Adviser in any newly printed materials (except as may, in the sole discretion of the Fund, be reasonably necessary to comply with applicable law) promptly upon termination of this Agreement.  The use of the Adviser’s name or combination or derivation thereof by the Fund hereunder shall be in a manner that is not intended to reflect negatively on the reputation or goodwill of the Adviser or such names or any combination or derivation thereof.
(b)            Restrictions on Use of Fund Name.  The Adviser shall not use the name of the Fund or Yahoo! Inc. (or any combination or derivation thereof) in any material relating to the Adviser in any manner not approved prior thereto in writing by the Fund, such approval not to be unreasonably withheld, other than inclusions of such entities in lists of the Adviser’s clients.  The use of the Fund’s name or combination or derivation thereof by the Adviser hereunder shall be in a manner that is not intended to reflect negatively on the reputation or goodwill of the Fund or Yahoo! Inc., or such names or any combination or derivation thereof.
(c)            Adviser’s Use of Track-Record.  Notwithstanding the foregoing, the Adviser may use performance data it generates in connection with the Allocated Assets for its track record and use the name of the Fund solely to identify such performance.
10.	Effectiveness, Term and Termination of Agreement.
(a)            Effectiveness and Term. This Agreement shall become effective as of the date first written above. This Agreement shall remain in effect for two years from its effective date, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a “majority of the outstanding voting securities” (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Fund and (ii) the vote of a majority of the Fund’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.
(b)            Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a “majority of the outstanding voting securities” (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Fund, (ii) by the vote of the Board, or (iii) by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act). The provisions of Sections 7 and 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 2 through the date of termination or expiration and Section 7 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.
11.	Notices.
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
12.	Amendments.
This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the 1940 Act and the Certificate.
13.	Miscellaneous.
The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.
14.	Severability.
If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof, and the remaining provisions of this Agreement shall be interpreted to give maximum effect to the intent of the parties manifested thereby.
15.	Entire Agreement; Governing Law; Venue; Waiver of Jury Trial.
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. This Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement. The parties irrevocably submit to the personal jurisdiction and service and venue of any federal or state court within the State of New York having subject matter jurisdiction, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waive any claim of forum non conveniens. The parties further waive personal service of any summons, complaint or other process and agree that service thereof may be made by certified or registered mail directed to such party at such party’s address for purposes of notices hereunder. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.
BY SIGNING THIS AGREEMENT, THE UNDERSIGNED CONSENTS TO ELECTRONIC DELIVERY OF ADVISER’S FORM ADV PART 2A AND 2B, EITHER BY EMAIL OR BY REFERRING THE UNDERSIGNED TO A WEBSITE (WHICH MAY BE REVOKED AT ANY TIME BY WRITTEN NOTICE TO ADVISER).

Altaba Inc.

By:	/s/ Alexi A. Wellman
Name:	Alexi A. Wellman
Title:	CFO

Morgan Stanley Smith Barney LLC

By:	/s/ John W. Pratt
Name:	John W. Pratt
Title:	Managing Director

Signature Page to the Investment Advisory Agreement

SCHEDULE A
TO THE
INVESTMENT ADVISORY AGREEMENT
BETWEEN
ALTABA INC.
AND
 MORGAN STANLEY SMITH BARNEY LLC
Pursuant to Section 2 of the Agreement, the Fund shall pay the Adviser compensation at an annual rate as follows:
Allocated Asset level under $750M	.0700%
Allocated Asset level between $750M and $1B	.0650%
Allocated Asset level between $1B and $1.5B	.0575%
Allocated Asset level between $1.5B and $2B	.0500%
Allocated Asset level between $2B and $2.5B	.0450%
Allocated Asset level between $2.5B and $3B	.0425%
Allocated Asset level between $3B and $3.5B	.0400%
Allocated Asset level between $3.5B and $4B	.0375%
Allocated Asset level over $4B	.0350%

The fee payable by the Fund to the Adviser will be payable quarterly in arrears and will be calculated for all the Allocated Assets at the annual rate applicable to the Allocated Assets level (on a gross basis) set forth in the foregoing table based on the average daily value of the MSSB Assets during the most recently completed calendar quarter.
The Adviser will voluntarily waive its fees by the amount of advisory fees that the Fund pays to the Adviser or its affiliates indirectly through its investment by the Adviser of Allocated Assets in money market funds managed by the Adviser or its affiliates.
Schedule A